Exhibit 10.41

Austin/Round Rock (Homewood Suites)

PURCHASE CONTRACT

between

VHRMR ROUND ROCK, LTD. (“SELLER”)

AND

APPLE TEN HOSPITALITY OWNERSHIP, INC. (“BUYER”)

Dated: May 27, 2011

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

		Page No.

16.10	Interpretation	36
16.11	Time	36
16.12	Further Acts	36
16.13	Joint and Several Obligations	36
16.14	Exchange	36
16.15	Effective Date	37
16.16	No Third Party Rights; No Recording	37
16.17	Waiver of Trial by Jury	37
16.18	Survival	37

SCHEDULES:

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit I	Post-Closing Agreement

iii

PURCHASE CONTRACT

          This PURCHASE CONTRACT (this “Contract”) is made and entered into as of May 27, 2011 (“Effective Date”), by and between VHRMR ROUND ROCK, LTD., a Texas limited partnership (“Seller”), with a principal office at 10370 Richmond Avenue, Suite 150, Houston, Texas 77042, and APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219 (“Buyer”).

RECITALS

          A. Seller is the fee simple owner of that certain 115-room hotel property commonly known as the Homewood Suites Austin/Round Rock, located at 2201 South Mays, Round Rock, Texas 78664 (the “Hotel”) identified on Exhibit A attached hereto and incorporated by reference.

          B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

          NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

          1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

          “Additional Deposit” shall mean $150,000.

          “Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

          “Appurtenances” shall mean all rights, titles, and interests of a Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

          “Assumption Costs” shall have the meaning set forth in Section 4.4.

          “Assumption Documents” shall have the meaning set forth in Section 10.3(g).

          “Brand” shall mean Homewood Suites, the hotel brand or franchise under which the Hotel operates.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the state where the Hotel is located.

          “Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

          “Closing Date” shall have the meaning set forth in Section 10.1.

          “Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

          “Deed” shall have the meaning set forth in Section 10.2(a).

          “Deposits” shall mean (i) with respect to the Leases, to the extent assignable, all prepaid rents and deposits, refundable security deposits and rental deposits, (ii) all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and (ii) utility deposits.

          “Due Diligence Examination” shall have the meaning set forth in Section 3.2.

          “Earnest Money Deposit” shall have the meaning set forth in Section 2.6(a).

          “Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

          “Escrow Agent” shall have the meaning set forth in Section 2.6(a).

          “Escrow Agreement” shall have the meaning set forth in Section 2.6(b).

          “Exception Documents” shall have the meaning set forth in Section 4.2.

          “Existing Franchise Agreement” shall mean that certain franchise license agreement between the Seller and the Franchisor, granting to Seller a franchise to operate the Hotel under the Brand.

          “Existing Management Agreement” shall mean that certain management agreement between the Seller and the Existing Manager for the operation and management of the Hotel.

          “Existing Manager” shall mean Vista Host, Inc.

          “FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

          “FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

          “Financial Statements” shall have the meaning set forth in Section 3.1(b).

          “Franchisor” shall mean Hilton Hotels Corp. or its affiliate.

          “Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

          “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

          “Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Initial Deposit” shall have the meaning set forth in Section 2.6(a).

          “Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

          “Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

          “Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

          “Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

          “Liquor Licenses” shall have the meaning set forth in Section 8.10.

          “Manager” shall mean Vista Host, Inc.

          “New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

          “New Guarantor” shall have the meaning set forth in Section 4.4.

          “New Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

          “Pending Claims” shall have the meaning set forth in Section 7.1(e).

          “Permitted Exceptions” shall have the meaning set forth in Section 4.3.

          “Personal Property” shall mean, collectively, all of the Property other than the Real Property.

          “Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

          “Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Leases. There shall be excluded from Property all cash owned by Seller (other than in the Hotel Banks described below), accounts receivables, personal property that belongs to guests, and incidental personal property owned by Manager. Any personal property to be conveyed pursuant to this Contract is subject to depletions, replacements and additions in the ordinary course of Seller’s business, subject to the terms and provisions of this Contract.

          “Purchase Price” shall have the meaning set forth in Section 2.3.

          “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

          “Records” shall mean with respect to the Hotel, all promotional material, tenant data, guest history information (other than any such information owned exclusively by the Existing Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any current litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Existing Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications (the “Plans and Specifications”) for the Hotel. Notwithstanding the foregoing, Records shall not be deemed to include (i) any correspondence between Seller, its constituent partners and their respective Affiliates concerning this Contract, marketing the Hotel for sale or matters that would ordinarily fall within the attorney/client privilege, (ii) the Existing Management Agreement, (iii) any matter not within the actual possession or control of Seller, (iv) if more than three (3) years old or they predate Seller’s ownership of the Hotel, budgets, tenant data, guest history and other matters relating to the operation of the Hotel, and (v) any other book or record that would not typically be furnished to a buyer under a contract similar to this Contract.

          “Release” shall have the meaning set forth in Section 7.1(f).

          “Review Period” shall have the meaning set forth in Section 3.1.

          “SEC” shall have the meaning set forth in Section 8.6.

          “Seller Liens” shall have the meaning set forth in Section 4.3.

          “Seller Parties” shall have the meaning set forth in Section 7.1(e).

          “Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

          “Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

          “Survey” shall have the meaning set forth in Section 4.1.

          “Third Party Consents” shall have the meaning set forth in Section 8.3.

          “Title Commitment” shall have the meaning set forth in Section 4.2.

          “Title Company” shall have the meaning set forth in Section 4.2.

          “Title Policy” shall have the meaning set forth in Section 4.2.

          “Title Review Period” shall have the meaning set forth in Section 4.3.

          “To Seller’s Knowledge” or similar language shall mean and apply to the actual, conscious knowledge of the “Named Representative” (defined below) of Seller after due inquiry to Manager’s on-site general manager and regional director of operations, it being understood that (i) such persons, in many instances, were not involved in the day-to-day operations of the Hotel and may not have been fully involved in the acquisition, development or construction of the Hotel, and (ii) such persons are not charged with knowledge of all of the facts and/or omissions of predecessors owning the Hotel or knowledge of all of the acts and/or omissions of Seller’s agents, and shall not apply or be construed to apply to information that may generally or incidentally be in the possession of Seller or Manager, but which is not actually known to the Named Representative. The Named Representative of Seller is Michael V. Harrell.

          “Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall, to the extent assignable, be assigned to Buyer.

          “Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume or utilize thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

          “Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

          2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchise assumed by or issued to Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

          2.2 Intentionally Deleted.

          2.3 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Fifteen Million Five Hundred Thousand and No/100 Dollars ($15,500,000.00) (the “Purchase Price”).

          2.4 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws; provided, however, any value affidavits required to be filed in connection with recording of the Deed (as defined below) shall contain Buyer’s allocation.

          2.5 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.

          2.6 Earnest Money Deposit.

          (a) Upon the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Initial Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

          (b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”) in the form attached hereto as Exhibit G. The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III
REVIEW PERIOD

          3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer for Buyer’s review, to the extent not previously delivered to Buyer, and to the extent available and in Seller’s possession or under its control, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

          (b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the prior fiscal years since construction of the Hotel commenced (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Existing Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

          (c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year (if available);

          (d) Existing engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor, subject to any third party licensing or other limitations as to the use of other parties to utilize any of such documents and information;

          (e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

          (f) All notices received from governmental authorities since January 1, 2007 in connection with the Hotel and all other notices received from governmental authorities received at any time that, to Seller’s Knowledge, relate to any noncompliance or violation of law that, to Seller’s Knowledge, has not been corrected.

          Seller shall, upon not less than two (2) Business Days advance notice from Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices or at the corporate offices of Manager, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3, 3.4, 4.4 and 16.6 and Article VI below.

          3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times and upon reasonable advance notice for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property.

          3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. The provisions of this Section 3.3 shall survive any termination of this Contract.

          3.4 Buyer’s Inspections. Buyer agrees to indemnify, defend and hold Seller, Seller’s Affiliates and Existing Manager harmless from and against any and all claims, liens, demands, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) resulting from Buyer’s Due Diligence Examination, whether performed directly by Buyer or any of its agents. Buyer further waives and releases all claims and causes of action it may have against Seller and Seller’s Affiliates and Existing Manager for injuries or damages to person or property sustained by Buyer or its agents arising, directly or indirectly, from their entry onto the Property. Prior to entering onto the Land, Buyer shall carry at its own expense at least $1,000,000.00 of commercial general liability insurance (including coverage for contractual liability) listing Seller and Manager each as an additional insured. No invasive testing, sampling or drilling shall occur without the prior written consent of Seller, such consent not to be unreasonably withheld. In the event Buyer requests and Seller consents to such invasive testing, sampling or drilling, Buyer shall also furnish Seller with evidence that the party completing such testing, sampling or drilling has at least $1,000,000.00 of commercial general liability insurance (including coverage for contractual liability) listing Seller and Existing Manager each as an additional insured from an insurance company and in a form reasonably satisfactory to Seller. The party performing such testing shall also furnish Seller with a policy of insurance for pollution liability with limits of not less than $1,000,000.00 combined single limit, written on a “claims made” basis, and including coverage for asbestos liability, environmental site investigations, and cutting and drilling. Evidence of the required insurance from Buyer and its agents shall be furnished to Seller before any entry onto the Property or the performing of any invasive testing, drilling or sampling, as the case may be, and shall be in a form reasonably satisfactory to Seller. The provisions of this Section 3.4 shall survive Closing or any termination of this Contract.

          3.5 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3, 3.4, 4.4 and 16.6, and Article VI below.

ARTICLE IV
SURVEY AND TITLE APPROVAL

          4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent surveys of the Real Property. In the event that an update of the survey or a new survey (such updated or new surveys being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto. Promptly after receipt by Buyer, Buyer shall deliver the new or updated Survey of the Real Property to Seller.

          4.2 Title. Seller has delivered to Buyer its existing title insurance policy for its Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain for the Property (i) a Commitment for Title Insurance (the “Title Commitment”) issued by Chicago Title Company, Attn: Debby Moore, 5501 LBJ Freeway, Ste. 200, Dallas, Texas 75240 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, according to the Title Company, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters of record affecting the Real Property, according to the Title Company, and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. By no later than ten (10) days after the Effective Date, Buyer shall obtain a Title Commitment and best available copies of all of the Exception Documents. Buyer shall request the Title Company to provide Seller with a copy of the Title Commitment issued by the Title Company and best available copies of the Exception Documents at the same time they are delivered to Buyer.

          4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same by no later than thirty (30) days after the Effective Date (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to or at Closing, or if a new title defect arises after the date of

Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. If a lien or other defect in title is caused by the acts or omissions of Buyer, then Buyer’s sole remedy shall be to waive such objection and proceed to Closing, without reduction in the Purchase Price. Except as otherwise expressly provided in this Section 4.3, any uncured objections as of the end of the Review Period shall be deemed Permitted Exceptions, unless Seller unconditionally agrees to cure same prior to Closing. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness, any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property (including equipment or other personal property leases or other financing) or any portion thereof arising prior to Closing (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

          Contemporaneously with Closing, Seller shall terminate the Existing Management Agreement and the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. As a condition to Buyer’s and Seller’s obligation to close, Buyer shall enter into the New Management Agreement and the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions acceptable to Buyer and Manager and agreed to prior to the Effective Date, and, in the case of the New Franchise Agreement, containing a term of not less than ten (10) years. Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement. Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreement, and Seller and Buyer shall diligently pursue obtaining each the same. Buyer shall upon written request from Seller from time to time update Seller as to the status of the issuance of the New Franchise Agreement. Buyer shall be responsible for the payment of any and all application fees imposed by the Franchisor in connection with the assignment, transfer and/or issuance of the new Franchise Agreement; provided, however, Seller shall be responsible for any accrued royalty payments, Key Money repayments and any other costs, fees and charges under the Existing Franchise Agreement.

ARTICLE VI
BROKERS

          Seller and Buyer each represents and warrants to the other that, except for Hodges Ward Elliott (or its affiliate) for whose fees and commissions Seller shall be solely responsible, it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees)

involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction. The provisions of this Article VI shall survive Closing or any termination of this Contract.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

          7.1 Seller’s Representations and Warranties. Seller hereby represents, warrants and covenants to Buyer as follows:

          (a) Authority; No Conflicts. Seller is a limited partnership duly formed, validly existing and in good standing in the State of Texas. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and, this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Seller is not insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

          (d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel, other than cash, accounts receivables or other items specifically excluded herefrom. Unless reflected specifically on the Title Commitment, there are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, or other similar agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s Knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on

Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and, to Seller’s Knowledge, no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

          (e) Pending Claims. To Seller’s Knowledge, there are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, the Existing Manager or any Affiliate of any of them (collectively, “Seller Parties”) related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s Knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

          (f) Environmental. With respect to environmental matters, to Seller’s Knowledge (i) other than in compliance with Environmental Requirements, there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chemicals for the swimming pool, and other materials commonly used at hotels similar to the Hotel, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently any mold, fungal or other microbial growth in or on the Real Property, and (vi) except as disclosed on Exhibit E or in any environmental reports delivered to Buyer pursuant to Section 3.1, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) ”hazardous wastes” as defined by the Resource Conservation and Recovery

Act of 1976, as amended from time to time (“RCRA”), (2) ”hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) ”toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) ”hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

          (g) Title and Liens. To Seller’s Knowledge, except for Seller Liens to be released at Closing, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases (and associated financing statements), and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

          (h) Utilities. To Seller’s Knowledge, all appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s Knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

          (i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no Knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To Seller’s Knowledge, Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s

Knowledge requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.

          (j) Financial Statements. Seller has delivered copies of all prior (but no earlier than three (3) years or before Seller owned the Hotel, whichever is later) and current (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Existing Manager for the Hotel, and (iii) monthly financial statements prepared by the Existing Manager for the Hotel. Each of such statements is, to Seller’s Knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Existing Manager, all of which have been provided to Buyer for the appropriate time periods.

           (k) Employees. All employees employed at the Hotel are the employees of the Existing Manager. There are, to Seller’s Knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Existing Manager or the Hotel is bound with respect to any employees employed at the Hotel.

           (l) Operations. To Seller’s Knowledge, the Hotel has at all times when owned by Seller been operated by Existing Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

           (m) Existing Management and Franchise Agreements. Seller has furnished to Buyer a true and complete copy of the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which has not been amended or supplemented in any respect. There are no other franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. To Seller’s Knowledge, the Improvements comply with, and the Hotel is being operated in substantial accordance with, all requirements of such Existing Management Agreement and the Existing Franchise Agreement and all other requirements of the Existing Manager and the Franchisor, including all “brand standard” requirements of the Existing Manager and the Franchisor. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Article V hereof. To Seller’s Knowledge: no default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no

circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Named Representative. The Named Representative is that individual within Seller’s organization that has the most detailed knowledge of the Property and the operation of the Hotel.

7.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

          (a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(c) Buyer’s Conditions. Buyer shall use good faith efforts, or such greater standard imposed elsewhere in this Contract, to satisfy the conditions set forth in Section 9.1 hereof.

          7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of two (2) years and shall not be deemed to merge into or be waived by the Deed or any other closing documents.

          7.4 Changed Conditions. If after the Effective Date and on or prior to Closing, Seller obtains Knowledge or receives actual notice of any fact or circumstance which causes any of Seller’s representations and warranties made in this Contract to be inaccurate or untrue in any material respect, Seller shall promptly give written notice thereof to Buyer specifying in reasonable detail the fact or circumstance in question and whether Seller elects to have a seven (7) day period to cure such matter (with the Closing Date being extended, with Buyer’s prior written consent, and as necessary so Seller will have a full seven (7) days to cure). If Seller does not indicate in Seller’s notice that it has elected to cure such matter of if Seller elects to but fails to cure such matter within the seven (7) day period following receipt by Buyer of Seller’s initial notice, then within ten (10) business days after either of such event, Buyer shall either terminate this Contract and immediately receive the Earnest Money Deposit or waive any objection to such matter and proceed to Closing without adjustment in the Purchase Price. Buyer’s failure to give notice of its decision shall be deemed its election to waive the objection (and the applicable representations and warranties shall be deemed performed to include exception for the new information). Except for Seller’s failure to perform its obligations in the first sentence of this grammatical paragraph, Buyer shall have no other remedy if the representation and warranty was correct when initially given, provided, that, in all events, Buyer shall have the right to terminate this Contract upon discovery of such matter as provided in this Contract. If after the Effective Date and on or prior to the Closing Date, Buyer obtains knowledge of any fact or circumstance which causes any of Seller’s representations and warranties made in this Contract to be inaccurate or untrue in any material respect, Buyer shall give Seller notice thereof. Seller shall have a seven (7) day period from the date of Buyer’s notice to cure such matter (with the Closing Date being extended (with Buyer’s prior written consent) and as necessary so Seller will have a full seven [7] days to cure). If Seller fails to cure such matter and provide Buyer with notice thereof within the seven (7) day period following Buyer’s initial notice, then within ten (10) days after the expiration of Seller’s seven (7) day cure period, Buyer shall either terminate this Contract and immediately receive the Earnest Money or waive any objection to such matter and proceed to Closing without reduction of the Purchase Price (and the applicable representation and warranty shall be deemed reformed to include exception for the new information). Buyer’s failure to give notice within ten (10) business days of its decision after Seller’s cure period shall be deemed its election to waive the objection. Except for Seller’s failure to perform its obligations in the first sentence of this grammatical paragraph, Buyer shall have no other remedy if the representation and warranty was correct when initially given, provided, that, in all events, Buyer shall have the right to terminate this Contract upon discovery of such matter as provided in this Contract.

          7.5 AS-IS. BUYER ACKNOWLEDGES THAT THE CONVEYANCE OF THE PROPERTY IS MADE “AS-IS” AND “WHERE-IS,” WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (EXCEPT AS TO TITLE AS LIMITED BY SPECIAL WARRANTY OR ANY EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS CONTRACT), INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR ANY OTHER WARRANTIES CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OR OTHERWISE.

          BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS CONTRACT, NEITHER SELLER NOR ANY OF ITS AGENTS HAVE MADE ANY REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, CONCERNING (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, (ii) THE SUITABILITY OF THE PROPERTY FOR ANY USES WHICH MAY BE CONDUCTED THEREON, (iii) THE COMPLIANCE OF THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY, (iv) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (v) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND THAT NEITHER SELLER NOR ANY OF ITS AGENTS HAVE MADE (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS CONTRACT), ANY REPRESENTATIONS OR WARRANTIES REGARDING COMPLIANCE OF THE PROPERTY WITH ANY ENVIRONMENTAL REQUIREMENTS.

BUYER SHALL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER OR ITS AGENTS, EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT. EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, SELLER SHALL NOT BE LIABLE IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF SELLER. The provisions of this Section 7.5 shall survive Closing or any termination of this Contract.

ARTICLE VIII
ADDITIONAL COVENANTS

          8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use good faith efforts to keep Buyer fully informed of all subsequent developments of which Seller has Knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

          8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply in all material respects with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

          (a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance in all material respects with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel, and (v) remaining in compliance in all material respects with all current Licenses;

          (b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, the Warranties and all other applicable contractual arrangements relating to the Hotel;

          (c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

          (d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

          (e) Advise Buyer promptly after gaining Knowledge of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

          (g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

          (h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof, unless authorized by this Contract or which will not be binding on Buyer or the Property following Closing; and

          (i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

          Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Existing Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Existing Manager on its own behalf, only to the extent Seller has Knowledge thereof or a copy of which is obtainable from the Existing Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date, in either of which events the Review Period shall not be extended as otherwise provided above.

8.3 Third Party Consents. Prior to the Closing Date, unless otherwise addressed in this Contract, Seller shall, at its expense, (i) obtain any and all third party consents and approvals applicable to Seller (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) use best efforts to obtain all other third party consents and approvals applicable to Seller (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

          8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Existing Manager, the Hotel staff and the Existing Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Management Agreements.

          8.5 Estoppel Certificates. Seller shall if requested in writing by Buyer within ten (10) days after the Effective Date, use good faith efforts to obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided in good faith by Buyer to Seller, and, if so obtained, deliver to Buyer not less than five (5) days before the Closing.

          8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. Nothing in this Section 8.6 shall materially increase Seller’s or its Affiliates’ liability under this Contract. The provisions of this Section shall survive Closing for a period of one (1) year.

          8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

          (a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach in any material respect of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

          (b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach in any material respect of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by or on behalf of Buyer of Hotel or the ownership, use or operation of its Property after Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this

Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

          (i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

          (ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

          (iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the

Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

          (iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

          (v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

          8.9 Escrow Funds. To provide for the timely payment of any post-Closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Escrow Funds”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement (the “Post-Closing Agreement”) in the form attached hereto as Exhibit I, which escrow and Post-Closing Agreement shall be established and entered into at Closing. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such 1-year period, the Escrow Funds deposited by Seller shall be released to Seller, except as provided in the Post-Closing Agreement.

          8.10 Liquor Licenses. To the extent that the Hotel currently sells alcoholic beverages pursuant to a liquor license and/or alcoholic beverage license (collectively, the “Liquor Licenses”), Seller shall cooperate (or cause Manager to so cooperate), at no expense to Seller or Manager, in the processing of any and all necessary forms, applications and other documents with the appropriate liquor and alcoholic beverage authorities prior to Closing so that new Liquor Licenses may be issued to Buyer either upon completion of Closing or shortly thereafter. Issuance of a Liquor License to Buyer shall not be a condition precedent to its obligation to close pursuant to this Contract. To the extent not prohibited by applicable law, Seller and Buyer shall execute an interim beverage agreement in a form reasonably acceptable to Seller and Buyer whereby Buyer or Manager, as the case may be, shall be able to operate under the Liquor Licenses after Closing if necessary or required in order to continue uninterrupted alcohol sales from and after Closing. In such case, Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, liabilities costs and expenses arising out of post-Closing alcohol sales and service, and provide appropriate insurance.

ARTICLE IX
CONDITIONS FOR CLOSING

          9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, and provided that Buyer is not in default, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer (or paid to Seller if Buyer is in default under this Contract) and each of the parties shall be relieved from further liability to the other with respect to this Contract, except as otherwise expressly provided herein, if the failure is attributable to a breach or default by Seller or a matter that survives termination.

          (a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date, subject to Section 7.4.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

          (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(e) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(f) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated.

          (g) Buyer and the Manager shall have executed and delivered the New Management Agreement and Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement, in each case upon terms and conditions no less adverse to Buyer than what was last offered to Buyer during the Review Period.

          9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, and provided that Seller is not in default, Seller shall have the right at its option to declare this Contract terminated, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer (or paid to Seller if Buyer is in default under this Contract) and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

          (c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

          (d) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated. In the case of the Existing Franchise Agreement, both Seller and any of its principals who guaranteed the Existing Franchise Agreement shall have been released of all unaccrued obligations thereunder.

(e) Buyer and the Manager shall have executed and delivered the New Management Agreement and Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement.

ARTICLE X
CLOSING AND CONVEYANCE

          10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is not before September 21, 2011 and not later than October 31, 2011, provided that all conditions to Closing by Buyer and Seller hereunder have been satisfied or waived. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller. Subject to the next sentence, if the Closing Date has not occurred within forty-five (45) days after the expiration of the Review Period because the conditions to Closing by Buyer or Seller have not been satisfied, either Seller or Buyer may thereafter terminate this Contract upon notice given to the other party, each party shall be released of any further obligations under this Contract (except those that expressly survive a termination), unless a party is in default under this Contract at the time, in which event the other party may exercise the rights and remedies provided in Article XIV.

          10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to Closing pursuant to Section 16.7):

(a) Deed. A Special Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

          (b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, if any, which will be disposed of in accordance with applicable law and not transferred to Buyer).

(c) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.

          (d) General Assignments. To the extent assignable, assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment to the extent assignable, of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel. It shall also provide for Seller’s indemnification of Buyer for pre-Closing obligations under the Hotel Contracts and likewise, Buyer’s indemnification of Seller for post-Closing obligations under the Hotel Contracts. The Liquor Licenses and the Existing Franchise Agreement shall not be assigned.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

          (f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title (or such other title as is available in the state where the Property is located) to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the

Leases, and, the estoppel certificates from tenants under the Leases and the lessors under the FF&E Leases, to the extent obtained by Seller pursuant to Section 8.5 and not previously delivered to Buyer.

          (h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles owned by Seller and regularly used in connection with the Hotel’s operations.

          (i) Authority Documents. Certified copy of resolutions of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

          (j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel, to the extent herein provided, and Seller will no longer have any rights, titles, or interests in and to the Hotel, to the extent herein provided.

          (k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date, subject to Section

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.5.

(b) New Management Agreement and New Franchise Agreement. The New Management Agreement and the New Franchise Agreement and all documents required in connection therewith.

          (c) General Assignments. An executed counterpart of the General Assignment referred to in Section 10.2(d) above, whereby Buyer assumes all of the obligations of Seller under the FF&E Leases, Service Contracts and Leases arising on and after the Closing Date.

          (d) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

          (e) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel, to the extent provided herein, and Seller will no longer have any rights, titles, or interests in and to the Hotel, to the extent provided herein.

(f) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

All Closing costs shall be paid as set forth below:

          11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, mansion, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Real Property (including the Deed), in each case except as otherwise provided in Section 12, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement as provided in Article V as well as costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property, including any FF&E or equipment leases or other financing.

          11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges and clerk’s fee for the Deed (if applicable). Buyer shall also be responsible for the costs of applying for and obtaining the New Franchise Agreement. Buyer shall further be responsible for all costs associated with the financing of its purchase of the Property.

ARTICLE XII
ADJUSTMENTS

          12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

          (a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

          (b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

          (c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

          (d) House Banks. All cash, checks and other funds including till money and house banks held at the Hotel as of the Cutoff Time (collectively, the “House Banks”) shall be turned over to Buyer and Seller shall receive a credit at Closing in the amount of the cash, checks and other funds so delivered.

          (e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

          (f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

          (g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

          (h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

          (i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be paid by Seller prior to delinquency in the ordinary course of business.

          (j) Restaurants, Bars, Machines, Other Income. All monies received in connection with any bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

          12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

          12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement. Any accrued vacation credits for employees as of the Closing Date shall be coordinated by Manager.

ARTICLE XIII
CASUALTY AND CONDEMNATION

          13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

          13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in value.

          13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election and to the extent practical, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds. Seller shall have right to place any damaged portion of the Improvements in a safe condition and receive a credit on the deductible or insurance for the reasonable amounts so spent. In the event the law of the state where the Hotel is located affords other rights and remedies for a casualty or condemnation beyond those expressly set forth herein, Buyer expressly waives any such other rights and remedies.

ARTICLE XIV
DEFAULT REMEDIES

          14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for five (5) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit (including the Additional Deposit that Buyer is obligated hereunder to pay, but has failed to do so), including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder. Notwithstanding the foregoing provision, (i) Buyer shall not be released from any obligation relating to insurance or indemnities or which otherwise expressly survives a termination of this Contract, (ii) no notice shall be required for Buyer’s failure to timely make the Additional Deposit in accordance with the provisions hereof, and (iii) no notice need be given for a default at Closing.

          14.2 Seller Default. If Seller defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to Buyer, Seller shall reimburse Buyer for its actual out-of-pocket expenses incurred in connection with this Contract not to exceed $100,000.00 (with Buyer providing Seller with reasonable evidence documenting same), and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for specific performance. Any action for specific performance must be filed by no later than one hundred eighty (180) days after the Effective Date or such remedy shall no longer be available. No notice shall be given for a default at Closing.

          14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to file suit to enforce its rights pursuant to this Contract because of the default of the other party, then the prevailing party shall reimburse the non-prevailing party on demand for the prevailing party’s reasonable attorneys’ fees, costs and expenses. This Section 14.3 shall survive the Closing and any termination of this Contract, and shall supersede any limitations on remedies in this Article XIV.

ARTICLE XV
NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below, or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Ten Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Sam Reynolds
Fax No.: (804) 344-8129

with a copy to:	Apple Ten Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Legal Dept.
Fax No.: (804) 344-8129

If to Seller:	c/o Vista Host, Inc.
10370 Richmond Avenue, Suite 150
Houston, Texas 77042
Attn: Michael Harrell/Kathie Long
Fax No.: (713) 267-5820

with a copy to:	Winstead PC
1100 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
Attn: Barry E. Putterman
Fax No.: (713) 650-2400

          Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI
MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

          16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns. Except for a “Permitted Transfer” (defined below), Buyer shall not have the right to assign its interest in this Contract without obtaining the prior written consent of Seller. As used herein, “Permitted

Transfer” shall refer to an assignment by Buyer of all of its rights under this Contract (a) for which notice thereof (including a fully executed copy of the assignment and assumption document) is contemporaneously given to Seller and at least five (5) Business Days prior to Closing, (b) to an assignee which expressly assumes in writing all obligations of Buyer hereunder (without releasing the original named Buyer) and is an entity which itself or, if a limited partnership, whose general partner, has a director, officer or manager in common with Buyer, or if a company, has an officer or manager in common with Buyer, or regardless of entity type, is a wholly-owned subsidiary of Apple REIT Companies, and (c) under circumstances that do not prevent or frustrate any conditions to Closing. Any assignment shall not affect the Earnest Money Deposit provisions in this Contract, and Buyer shall indemnify Seller for any claims made by any assignee which are related to the Earnest Money Deposit The preceding sentence shall survive Closing. Following Closing pursuant to a Permitted Transfer, the original named Buyer shall be released automatically of any unaccrued obligations and liabilities under this Contract.

          16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

          16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of Texas (without regard to conflicts of law principles).

          16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

          16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Existing Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination or Seller’s exercise of its rights and obligations under this Contract, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller. The provisions of this Section 16.6 shall survive Closing or any termination of this Contract.

          16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

          16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

          16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

          16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

          16.11 Time. Where performance, the giving of notice, or other act is required to occur within “X” days from and after or following a date certain, and the “Xth” day occurs on a day other than a business day, then the date for performance, notice or other act shall automatically be extended until the next business day.

          16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

          16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

          16.14 Exchange. Seller (including its beneficial owners for purposes of this Section) may consummate the sale of the Property as part of a like-kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (a) all costs, fees and expenses attendant to the Exchange shall be the sole responsibility of Seller; (b) the Closing shall not be delayed or adversely affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations and conditions under this contact; and (c) Buyer shall not be required to acquire or hold title to any land other than the Property for purposes of consummating the Exchange. Seller agrees to defend, indemnify and hold Buyer harmless from any liability, damage or cost, including, without limitation, reasonable attorney’s fees, that may result from Buyer’s acquiescence to the Exchange. Buyer shall not, by reason of the Exchange, (i) have its rights under this Contract, including those which survive Closing, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with Section 1031 of the Internal Revenue

Code of 1986, as amended. Buyer consents to Seller assigning this Contract to its Exchange facilitator, and waives all claims against such Exchange facilitator arising out of its participation in the Exchange, provided that Seller remains liable to Buyer to fulfill all obligations of Seller on this Contract after such assignment.

          16.15 Effective Date. For purposes of calculation of all time periods within which Seller or Buyer must act or respond as herein described, all phrases such as the “Effective Date of this Contract” or the “date of execution of this Contract” or any other like phrases referring to the date of this Contract, shall mean and refer to the date when both Seller and Buyer have executed this Contract and evidence thereof has been delivered to the first party to sign this Contract. At such time, the Escrow Agent is authorized and directed to complete the Effective Date in the first sentence of Page 1 hereof.

          16.16 No Third Party Rights; No Recording. Nothing in this Contract, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Contract, with the exception of Manager. Neither Seller nor Buyer shall record this Contract or a memorandum of this Contract in the public records of the county in which the Real Property is located, and any violation of this section shall be a default under this Contract.

          16.17 Waiver of Trial by Jury. To the extent they may legally do so, Seller and Buyer hereby expressly waive any right to trial by jury of any claim, demand, action, or proceeding arising under or with respect to this Contract, or in any way connected thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort or otherwise. Seller and Buyer further agree, to the extent they may legally do so, that any such claim, demand, action or proceeding shall be decided by a court trial without a jury and that either party hereto may file an original counterpart of this Contract or a copy of this section with any court as written evidence to the consent of the other party or parties hereto to waiver of its right to trial by jury.

16.18 Survival. Except as otherwise expressly provided in this Contract, no representation, warranty, covenant, agreement or other obligation in this Contract shall survive the Closing.

[Signatures Begin on Following Page]

          IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

VHRMR ROUND ROCK, LTD., a Texas limited partnership

By:	VHRR, Inc., a Texas corporation, its general partner

	By:	/s/ Kathie Long

Name: Kathie Long
Title: Vice President

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ David Buckley

Name: David Buckley
Title: Vice President

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

Lot 1, Block “B”, DAYSTAR SUBDIVISION, SECTION TWO FINAL PLAT, a subdivision in Williamson County, Texas, according to the map or plat thereof, recorded in Cabinet GG, Slide(s) 3-4 of the Plat Records of Williamson County, Texas.

Exhibit A – Page 1

EXHIBIT B

LIST OF FF&E

[TO BE FURNISHED BY SELLER BY NO LATER THAN FIVE (5) DAYS PRIOR TO THE END OF THE REVIEW PERIOD]

Exhibit B – Page 1

EXHIBIT C

A Closer Look	Mystery Shop Service
AT&T WIFI Services/Hilton Stay Connected	HSIA WiFi Services
Automatic Data Processing	Payroll Processing Fees
Best Vendors Company	Vending Machine Commissions
Buy Efficient, LLC	Purchasing Service
Certegy	Check Approval Service
DMX Music	Lobby Music & Messaging
eMax	Website Monthly Fee
EscapeWire Solutions/Direct TV	Free to Guest Direct TV
Hilton High Speed Internet	OnQ Equipment Maintenance
Hilton Worldwide Inc	Scout Hotel Group Lead/Opportunity
Hilton High Speed Internet Circuit	Network Services for HSIC Program
Hilton Systems Solutions, LLC	Load Balancer Program
Hilton Total Solution Program	Hilton Network and Circuit Agmt
Hotel Systems Pro	Sales Automation Software
LET Group Inc.	Internet Advertising
Lincoln Waste	Waste Removal
LUSA Austin, LLC	Landscape Maintenance
R & L Electrical Contractors	Fire Alarm Monitoring
Resource Technology	Telecommunications
Steritech Group Inc.	Pest Control
Steritech Group Inc.	Bed Bug Control
Thomas & Thorngren	Unemployment Mgt. Service
Thomson Inc.	Pro:Idiom Licensee Transcoder Lic
Time Warner Cable	HSIA Service
TravelClick, Inc. (Split Austin/Round Rock)	Hotelligence
Unifocus	Software Support
Uniguest	Business Center Comp System

Exhibit C – Page 1

EXHIBIT D

CONSENTS AND APPROVALS

          A. Consents Under Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

          B. Consents Under Other Contracts

To be provided by Seller

          C. Governmental Approvals and Consents

To be provided by Seller

Exhibit D – Page 1

EXHIBIT E

ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment Updated, dated September 16, 1999, Project No. 2075-01, prepared by Rosengarten, Smith & Associates, Inc.

Exhibit E – Page 1

EXHIBIT F

CLAIMS OR LITIGATION PENDING

NONE

Exhibit F – Page 1

EXHIBIT G

ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) made the ___ day of _______, 2008 by and among _________________________, a _______________ _________________ (“Seller”), APPLE TEN HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 2.6 of that certain Purchase Contract dated _______ ___, 2008 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

          WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

          1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit in accounts insured by the Federal Deposit Insurance Corporation in a manner that will assure that in the aggregate all of the Deposit is covered by such insurance.

          2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

          B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion

Exhibit G – Page 1

thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

          C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

          4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

          B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

          C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice

Exhibit G – Page 2

of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

          B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the state where the Property covered by the Contract is located and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

          7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller, to:
_________________________
_________________________
_________________________
Attention:
Fax No.: (___) ___-____

Exhibit G – Page 3

(ii)	If addressed to Buyer, to:
Apple Ten Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Sam Reynolds
Fax No.: (804) 344-8129

with a copy to:

Apple Ten Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

If addressed to Escrow Agent, to:

Chicago Title Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attn: Debby Moore
Fax No.: (214) 987-6780

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

          8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

          9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

Exhibit G – Page 4

          IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

By:

Name:

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC.

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

Exhibit G – Page 5

EXHIBIT I

POST-CLOSING AGREEMENT

          THIS POST-CLOSING AGREEMENT (this “Agreement”) is executed effective as of ________________________ (the “Effective Date”), by and among _______________________________ (“Seller”), _____________________________________ (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 8.9 of that certain Purchase Contract dated as of _____________________ between Seller and Buyer (as amended, the “Contract”), as assigned to Buyer pursuant to that certain Assignment of Contract dated of even date herewith, Buyer and Seller have requested that Escrow Agent hold in escrow the Escrow Funds (as defined in the Contract) in the amount of $200,000 in accordance with the provisions, upon the terms and subject to the conditions of this Agreement; and

          WHEREAS, the Escrow Funds are being delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Contract.

          2. Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Funds. Escrow Agent shall invest the Escrow Funds as directed by Seller, provided such investments are reasonably acceptable to Buyer, and interest earned thereon shall constitute part of the Escrow Funds. If the Escrow Funds are invested in a bank or savings association, Escrow Agent shall take appropriate precautions to assure that they are entitled to the maximum insurance provided by the Federal Deposit Insurance Corporation.

          3. Escrow Funds. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Escrow Funds, Escrow Agent shall keep the Escrow Funds in Escrow Agent’s possession pursuant to this Agreement for a period of one (1) year from and after the Closing Date (the “Escrow Term”) to provide for timely payment of claims made after Closing by Buyer for indemnification, reimbursement, damages or other amounts payable by Seller or for the performance of any of Seller’s obligations (each, a “Claim”) pursuant to the terms of the Contract or this Agreement, including without limitation all indemnification obligations of Seller to Buyer pursuant to Section 8.8 of the Contract and all other post-closing obligations of Seller under the Contract, all of which obligations shall survive Closing under the Contract and delivery of the Deed.

Exhibit I – Page 1

          4. Claims. Upon the determination by Buyer of the amount for which a Claim will be made, Buyer shall send notice of such Claim (stating the amount claimed) to the Escrow Agent and Seller. If Seller does not give written notice to the Escrow Agent and Buyer of its intent to dispute the Claim or the amount claimed within seven (7) Business Days of the date Seller receives, pursuant to Section 8 below, Buyer’s notice of Claim, Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount specified in Buyer’s notice. If Seller disputes the Claim within the seven (7) Business Day period and Buyer and Seller are unable to settle the dispute, Buyer and Seller shall petition a court of competent jurisdiction for a resolution of the dispute. Seller and Buyer shall each pay their respective costs incurred in any such court proceedings and shall bear equally the reasonable expenses of the Escrow Agent in connection therewith. If Buyer and Seller fail to bring such petition within thirty (30) days after the notice of dispute of claim is received, Escrow Agent may, but is not required, to bring such a petition. In any such action, all parties hereto agree to waive any right to a trial by jury. After settlement or final determination of any dispute relating to a Claim, the Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount, if any, determined to be payable to Buyer. Payment of any Escrow Funds to Buyer shall not discharge Seller’s obligations under the Contract unless and until all of Buyer’s Claims are paid, discharged and satisfied in full. Seller shall be and remain liable to Buyer for, and shall pay to Buyer the full amount of, all such Claims notwithstanding that the Escrow Funds may be insufficient to pay the same in full, and Seller shall immediately pay to Buyer the amount of any deficiency to satisfy in full the amount of each Claim. Unless otherwise provided herein, if (i) Buyer has not sent any notice of a Claim during the Escrow Term or (ii) (x) all Claims of Buyer have been fully paid, discharged and satisfied to Buyer’s satisfaction during the Escrow Term and (y) a court of competent jurisdiction has resolved any disputes brought before it by Buyer and Seller (or Escrow Agent on its own) and all orders of such court have been complied with, the amount of Escrow Funds remaining with Escrow Agent at the expiration of the Escrow Term, together with any interest accrued thereon, shall (subject to the terms of this Agreement) be promptly returned to Seller by Escrow Agent; provided, however, the return of any Escrow Funds not shall terminate nor relieve Seller of its unsatisfied post-Closing obligations, if any, to Buyer under the Contract.

          5. Reliance by Escrow Agent. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the parties hereto or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

          6. Liabilities of Escrow Agent.

          A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the parties hereto jointly and severally hereby indemnify and agree

Exhibit I – Page 2

to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

          C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

7. Resignation or Termination of Escrow Agent.

          A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) Business Days’ prior written notice to each of the parties hereto. The parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) Business Day period to whom the Escrow Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrow Funds as custodian thereof until otherwise directed by the parties hereto, jointly, or until the Escrow Funds is released in accordance with clause 7(B) below, in each case, without liability or responsibility.

          B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrow Funds with a court of competent jurisdiction in the State of Texas and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the parties with respect to the Escrow Funds, Escrow Agent may deposit the Escrow Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any further liability or responsibility to the parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

          8. Notices. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the

Exhibit I – Page 3

notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If addressed to Seller, to:	Vista Host, Inc.
10370 Richmond Avenue, Suite 150
Houston, Texas 77042
Attn: Michael Harrell/Kathie Long
Fax No.: (713) 267-5820

With copies to:

Winstead PC
1100 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
Attn: Barry E. Putterman
Fax No.: (713) 650-2400

If addressed to Buyer, to:	Apple Ten Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attn: Justin Knight
Fax No.: (804) 344-8129

with a copy to:

Apple Ten Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

If addressed to Escrow Agent, to:
Chicago Title Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attn: Debby Moore
Fax No.: (214) 987-6780

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

Exhibit I – Page 4

          9. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

          10. Governing Law, Venue and Jurisdiction. This Agreement shall be governed by the same law as governed the Contract and venue for any action and jurisdiction shall be the same as provided in the Contract.

          11. Binding Effect; Assignment; Amendments; Survival. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. Seller shall not assign, pledge or otherwise encumber its rights or obligations hereunder in whole or in part without the prior written consent of Buyer, except to an entity controlled by or under common control with Seller or its general partner. This Agreement may only be amended by a written modification executed by Buyer and Seller. This Agreement shall survive Closing of the sale of the Property and delivery of the Deed and shall be in addition to, and not in limitation or in lieu of, all other rights and remedies available to Buyer at law, in equity or by contract, including the Contract, which rights and remedies Buyer shall be entitled to exercise concurrently or in such order as Buyer may elect, in its sole discretion. Seller acknowledges and agrees that Seller’s liability for Claims shall survive Closing for the periods provided therein, that such liability and Claims and Buyer’s rights and remedies with respect thereto are not necessarily limited to the Escrow Term, the amount of the Escrow Funds or any other provision of this Agreement and that Buyer’s rights hereunder shall not be limited or otherwise affected by Buyer’s exercise of any of Buyer’s other rights and remedies, including without limitation any of those available to Buyer under the Contract.

[Signatures on Next Page]

Exhibit I – Page 5

          IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER:

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC.

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

Exhibit I – Page 6